Exhibit 1.1

[ — ] Common Units

DYNAGAS LNG PARTNERS LP

Common Units Representing Limited Partner Interests

FORM OF UNDERWRITING AGREEMENT

[ — ], 2013

CREDIT SUISSE SECURITIES (USA) LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

MORGAN STANLEY & CO. LLC

As Representatives of the

several Underwriters named in Schedule A,

c/o Credit Suisse Securities (USA) LLC,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Ladies and Gentlemen:

1. Introductory. Dynagas LNG Partners LP, a limited partnership organized under the laws of The Republic of The Marshall Islands (the “Partnership”), agrees with the several Underwriters named in Schedule A hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), pursuant to the terms of this agreement (this “Agreement”) to issue and sell to the several Underwriters an aggregate of [ — ] common units (the “Primary Units”) representing limited partner interests in the Partnership (the “Common Units”) and Dynagas Holding Ltd., a corporation organized under the laws of The Republic of The Marshall Islands (the “Selling Unitholder” or “Dynagas Holding”), agrees with the Underwriters to sell to the several Underwriters an aggregate of [ — ] Common Units (the “Secondary Units” and, collectively with the Primary Units, the “Firm Units”). The Selling Unitholder also agrees to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than [ — ] additional Common Units (the “Optional Units”), as set forth below. The Firm Units and the Optional Units are herein collectively called the “Offered Units.”

It is understood and agreed to by all parties that the Partnership was formed to acquire liquid natural gas (“LNG”) carriers from Dynagas Holding, and to own, operate and acquire LNG carriers under multi-year charters, as described more particularly in the General Disclosure Package, the Statutory Prospectus and the Contribution Agreement (each as defined herein) (collectively, the “Contributed Business”). It is further understood and agreed to by all parties that:

(a)	Dynagas Holding owns 100% of the limited liability company interests in Dynagas GP LLC, a limited liability company organized under the laws of The Republic of The Marshall Islands (the “General Partner”), and all of the limited partner interests in the Partnership;

(b)	the General Partner owns, directly, a 0.1% general partner interest in the Partnership (the “General Partner Interest”);

(c)	the Partnership owns, directly, (i) 100% of the limited liability company interests in Dynagas Operating GP LLC, a limited liability company organized under the laws of The Republic of The Marshall Islands (“Dynagas Operating”), and (ii) 100% of the limited partner interests in Dynagas Operating LP, a limited partnership organized under the laws of The Republic of The Marshall Islands (the “OPCO”);

(d)	after giving effect to the Transactions (as defined below) Dynagas Operating will own a non-economic general partner interest in OPCO;

(e)	after giving effect to the Transactions (as defined below) OPCO will own 100% of the limited partner interests in Dynagas Equity Holding Ltd., a corporation organized under the laws of The Republic of Liberia (“Dynagas Equity”); and

(f)	Dynagas Equity owns:

(i)	100% of the equity interests in Quinta Group Corp., a corporation organized under the laws of The Island of Nevis (“Quinta”), which owns 100% of the equity interests in Pegasus Shipholding S.A., a corporation organized under the laws of The Republic of The Marshall Islands (“Pegasus”), which owns 100% of the LNG carrier Clean Energy;

(ii)	100% of the equity interests in Pelta Holdings S.A., a corporation organized under the laws of The Island of Nevis (“Pelta”), which owns 100% of the equity interests in Lance Shipping S.A., a corporation organized under the laws of The Republic of The Marshall Islands (“Lance Shipping”), which owns 100% of the LNG carrier Ob River;

(iii)	100% of the equity interests in Seacrown Maritime Ltd., a limited partnership organized under the laws of The Republic of The Marshall Islands (“Seacrown”), which owns 100% of the LNG carrier Clean Force.

The Clean Energy, the Ob River and the Clean Force are hereinafter collectively referred to as the “Vessels.” In addition, Quinta, Pegasus, Pelta, Lance Shipping and Seacrown are hereinafter collectively referred to as the “Operating Subsidiaries.”

It is understood and agreed to by all parties hereto that, prior to or on the Closing Date (as defined herein), the following transactions will occur:

1.	the transactions effected by the Contribution and Sale Agreement (the “Contribution Agreement”) to be dated on or prior to the Closing Date (as defined herein) among Dynagas Holding, the Partnership and the General Partner, and the conveyance of the limited partner company interests in Dynagas Equity will have occurred at or prior to the Closing Date. In connection with the Contribution Agreement, the parties thereto will enter into various transfer agreements, intercompany payment obligations, assignments, conveyances, contribution agreements and related documents (collectively, and together with the Contribution Agreement, the “Contribution Documents”);

2.	the Partnership will issue to Dynagas Holding (i) 100% of the Partnership’s subordinated units (the “Subordinated Units”), and (ii) [ — ] Common Units representing an aggregate 99.9% limited partner interest in the Partnership;

3.	the Partnership will issue to the General Partner (i) the General Partner Interest and (ii) 100% of the Partnership’s Incentive Distribution Rights (as defined in the Partnership Agreement) (the “Incentive Distribution Rights”);

4.	Dynagas Holding, the General Partner and the Partnership will enter into an omnibus agreement (the “Omnibus Agreement”), which will set forth certain agreements concerning LNG carriers purchase options, rights of first offer on LNG carrier, competition among the parties thereto and the indemnification of the Partnership for certain liabilities following the closing of the offering;

5.	the Partnership will enter into a $262 million senior secured credit facility (the “New Senior Secured Revolving Credit Facility”) and, together with the IPO Proceeds (as defined below), repay in full its $128 million senior secured loan facility (the “Clean Force Credit Facility”), $150 million senior secured loan facility (the “Clean Energy Credit Facility”) and the $193 million senior secured loan facility (the “Ob River Credit Facility” and, together with the Clean Force Credit Facility and the Clean Energy Credit Facility, the “Vessel Credit Facilities”);

6.	Libinia Limited, Rostrata Limited and Solana Holding Ltd., each an affiliate of Dynagas Holding and a corporation incorporated under the laws of The Republic of The Marshall Islands, will amend the $465.1 million senior secured loan agreement with ABN Amro Bank N.V., as agent, and the other lenders party thereto, to release the guarantees provided by the Partnership Entities party thereto;

7.	Navajo Marine Limited, an affiliate of Dynagas Holding and a corporation incorporated under the laws of The Republic of The Marshall Islands, will amend the $162 million senior secured loan agreement with ABN Amro Bank N.V., as agent, and the other lenders party thereto, to release the guarantees provided by the Partnership Entities party thereto;

8.	the Partnership will issue [ — ] Primary Units to public unitholders and receive net proceeds from the Partnership’s initial public offering (the “IPO Proceeds”);

9.	the Selling Unitholder will sell to the Underwriters the Secondary Units; and

10.	the public offering of the Firm Units contemplated hereby will be consummated (the “Offering”).

Steps 1 through 10 are hereinafter collectively referred to as the “Transactions.”

The Partnership, the General Partner, Dynagas Operating, OPCO and Dynagas Equity are hereinafter collectively referred to as the “Partnership Parties,” and together with the Operating Subsidiaries, the “Partnership Entities.” Dynagas Holding and the Partnership Parties are hereinafter referred to as the “Dynagas Parties,” and the Dynagas Parties together with the Operating Subsidiaries, the “Dynagas Entities.”

2. Representations and Warranties of the Dynagas Parties and the Selling Unitholder. (i) The Dynagas Parties jointly and severally represent and warrant to, and agree with, the several Underwriters that:

(a) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Partnership has filed with the Commission a registration statement on Form F-1 (No. 333-191653) covering the registration of the Offered Units under the Act, including a related preliminary prospectus or prospectuses. At any particular time, this initial registration statement, in the form then on file with the Commission, all information contained in the registration statement (if any) pursuant to Rule 462(b) and then deemed to be a part of the initial registration statement, and all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Initial Registration Statement”. The Partnership may also have filed, or may file with the Commission, a Rule 462(b) registration statement covering the registration of Offered Units. At any particular time, this Rule 462(b) registration statement, in the form then on file with the Commission, including the contents of the Initial Registration Statement incorporated by reference therein and including all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Additional Registration Statement”.

As of the time of execution and delivery of this Agreement, the Initial Registration Statement has been declared effective under the Act and is not proposed to be amended. Any Additional Registration Statement has or will become effective upon filing with the Commission pursuant to Rule 462(b) and is not proposed to be amended. The Offered Units all have been or will be duly registered under the Act pursuant to the Initial Registration Statement and, if applicable, the Additional Registration Statement.

For purposes of this Agreement:

“430A Information”, with respect to any registration statement, means information included in a prospectus and retroactively deemed to be a part of such registration statement pursuant to Rule 430A(b).

“430C Information”, with respect to any registration statement, means information included in a prospectus then deemed to be a part of such registration statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means [ — ]:00 pm (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning defined in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” with respect to the Initial Registration Statement and, if filed prior to the execution and delivery of this Agreement, the Additional Registration Statement means the date and time as of which such Registration Statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c). If an Additional Registration Statement has not been filed prior to the execution and delivery of this Agreement but the Partnership has advised the Representatives that it proposes to file one, “Effective Time” with respect to such Additional Registration Statement means the date and time as of which such Registration Statement is filed and becomes effective pursuant to Rule 462(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430A Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Units in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Partnership’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

The Initial Registration Statement and the Additional Registration Statement are referred to collectively as the “Registration Statements” and individually as a “Registration Statement”. A “Registration Statement” with reference to a particular time means the Initial Registration Statement and any Additional Registration Statement as of such time, if any. A “Registration Statement” without reference to a time means such Registration Statement as of its Effective Time. For purposes of the foregoing definitions, 430A Information with respect to a Registration Statement shall be considered to be included in such Registration Statement as of the time specified in Rule 430A.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).

“Statutory Prospectus” with reference to a particular time means the prospectus included in a Registration Statement immediately prior to that time, including any 430A Information or 430C Information with respect to such Registration Statement. For purposes of the foregoing definition, 430A Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) or Rule 462(c) and not retroactively.

“Testing-the-Waters Communication” shall mean any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act.

“Written Testing-the-Waters Communication” shall mean any Testing-the-Waters Communication that is a written communication with the meaning of Rule 405 under the Act.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(b) Compliance with Securities Act Requirements. (i) (A) At their respective Effective Times, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all respects to the requirements of the Act and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.

(c) Ineligible Issuer Status. (i) At the time of the initial filing of the Initial Registration Statement and (ii) at the date of this Agreement, the Partnership was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Partnership or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Partnership in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Units, all as described in Rule 405.

(d) Emerging Growth Company Status. From the time of the initial confidential submission of the Registration Statement to the Commission (or, if earlier, the first date on which the Partnership engaged directly or through any Person authorized to act on its behalf in any Testing-the-Waters Communication) through the Applicable Time, the Partnership has been and is an “emerging growth company” as defined in Section 2(a) of the Act (an “Emerging Growth Company”).

(e) Testing-the-Waters Communication. The Partnership (i) has not alone engaged in any Testing-the-Waters Communication and (ii) has not authorized anyone to engage in Testing-the-Waters Communications.

(f) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus, dated [ — ], 2013 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), (ii) any individual Limited Use Issuer Free Writing Prospectus nor (iii) any individual Written Testing-the-Waters Communication, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(c) hereof.

(g) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Units or until any earlier date that the Partnership notified or notifies Credit Suisse Securities (USA) LLC (“Credit Suisse”) as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Partnership has promptly notified or will promptly notify Credit Suisse and (ii) the Partnership has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(h) Formation and Qualification of the Dynagas Entities. Each of the Dynagas Entities has been duly formed or incorporated and is validly existing as a limited partnership, limited liability company, corporation or other entity, as applicable, in good standing under the laws of its respective jurisdiction of formation or incorporation, with all limited partnership, limited liability company, corporate or other entity power and authority, as applicable, to enter into and perform its obligations under the Operative Agreements (as defined herein) to which it is a party, to own or lease and to operate its properties currently owned or leased or to be owned or leased on the Closing Date and any settlement date and to conduct its business as currently conducted or as to be conducted on the Closing Date and any settlement date, in each case as described in the General Disclosure Package. Each of the Dynagas Entities is, and at the Closing Date and any settlement date will be (i) duly qualified to do business as a foreign limited partnership, limited liability company, corporation or other entity, as applicable, and (ii) is in good standing under the laws of each jurisdictions that requires, and at the Closing Date (as defined herein) and any settlement date will require, such qualification or registration except with respect to clause (i) hereof to the extent that a lack of such qualification would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) or would subject the limited partners of the Partnership to any material liability or disability.

(i) General Partner. The General Partner has, and at each Closing Date and any settlement date thereafter, will have full limited liability company power and authority to act as the general partner of the Partnership in all material respects as described in the General Disclosure Package.

(j) Ownership of Subordinated Units and Common Units. At the Closing Date, after giving effect to the Transactions and assuming no exercise of the option provided in Section 3, and at any settlement date thereafter, Dynagas Holding will own (i) [ — ] Common Units and (ii) [ — ] Subordinated Units. All of the Common Units and Subordinated Units, and the limited partner interests represented thereby, will have been duly authorized for issuance and sale and, when issued and delivered by the Partnership against payment therefor, will be validly issued in accordance with the limited partnership agreement of the Partnership (as the same may be amended and restated at or prior to the Closing Date, the “Partnership Agreement”) and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 30, 41, 51 and 60 of The Republic of The Marshall Islands Limited Partnership Act (the “Marshall Islands LP Act”); and Dynagas Holding will own the Common Units and Subordinated Units free and clear of all liens, encumbrances, security interests, charges, equities or other claims (“Liens”).

(k) Ownership of the Incentive Distribution Rights. At the Closing Date, after giving effect to the Transactions, and any settlement date thereafter, the General Partner will own 100% of the Incentive Distribution Rights. At the Closing Date, the Incentive Distribution Rights will have been duly authorized for issuance and sale, will be validly issued in accordance with the Partnership Agreement and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act); and the General Partner will own the Incentive Distribution Rights free and clear of all Liens.

(l) Ownership of the General Partner Interest. The General Partner owns, and after giving effect to the Transactions, will own, the General Partner Interest. The General Partner Interest has been duly authorized for issuance and sale, is validly issued in accordance with the Partnership Agreement and is fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act); and the General Partner owns the General Partner Interest free and clear of all Liens.

(m) Ownership of the General Partner. Dynagas Holding directly owns 100% of the limited liability company interest in the General Partner, such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of the General Partner (as the same may be amended and restated at or prior to the Closing Date, the “General Partner LLC Agreement”) and is fully paid (to the extent required by the General Partner LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 20, 31, 40 and 49 of The Republic of The Marshall Islands Limited Liability Company Act of 1996 (the “Marshall Islands LLC Act”); and Dynagas Holding own such limited liability company interest free and clear of all Liens.

(n) Ownership of Dynagas Operating. The Partnership directly owns 100% of the limited liability company interest in Dynagas Operating; such limited liability company interest has been duly authorized and validly issued in accordance with the limited liability company agreement of Dynagas Operating (as the same may be amended and restated at or prior to the Closing Date, the “Dynagas Operating LLC Agreement”) and is fully paid (to the extent required under the Dynagas Operating LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 20, 31, 40 and 49 of the Marshall Islands LLC Act); and the Partnership owns such limited liability company interest free and clear of all Liens.

(o) Ownership of OPCO. (i) The Partnership directly owns 100% of the limited partner interest and (ii) Dynagas Operating directly owns a non-economic general partner interest in OPCO; such limited partner interest and general partner interest, respectively, has been duly authorized and validly issued in accordance with the limited partnership agreement of OPCO (as the same may be amended and restated at or prior to the Closing Date, the “OPCO Agreement”) and will be fully paid (to the extent required under the OPCO Agreement) and nonassessable (except as such nonassessability may be affected by Section 30, 41, 51 and 60 of the Marshall Islands LP Act; and the Partnership and Dynagas Operating owns such limited partner interest and general partner interest, respectively, free and clear of all Liens.

(p) Ownership of Dynagas Equity. At the Closing Date, after giving effect to the Transactions, and any settlement date thereafter, OPCO will directly own 100% of the equity interest in Dynagas Equity; such equity interest has been duly authorized and validly issued in accordance with the bylaws of Dynagas Equity (as the same may be amended and restated at or prior to the Closing Date, the “Dynagas Equity Bylaws”) and is fully paid (to the extent required under the Dynagas Bylaws Bylaws) and nonassessable (except as such non-assessability may be affected by Section 5.5 the Business Corporation Act of 1977 (the “Liberia BCA”); and OPCO will own such equity interest free and clear of all Liens.

(q) Ownership of the Operating Subsidiaries. Dynagas Equity owns, directly or indirectly, 100% of the equity interests in each of the Operating Subsidiaries; such equity interests have been duly authorized and validly issued in accordance with the bylaws, limited liability company agreement or limited partnership agreement, as applicable and as amended from time to time, of each Operating Subsidiary (as the same may be amended or restated at or prior to the Closing Date, the “Operating Subsidiaries’ Organizational Documents”) and are fully paid (to the extent required under the Operating Subsidiaries’ Organizational Documents) and non-assessable (except as such non-assessability may be affected by the applicable statutes of the jurisdiction of formation of the applicable Operating Subsidiary and the Operating Subsidiaries Organizational Documents); and Dynagas Equity owns such equity interests free and clear of all Liens.

(r) No Other Subsidiaries. Except as described in Sections 2(n), 2(o), 2(p) and 2(q), none of the Partnership Entities own, or, on the Closing Date or any settlement date, will own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(s) Capitalization. At the Closing Date, assuming no exercise of the option provided in Section 3, the issued and outstanding limited partner interests of the Partnership will consist of [ — ] Common Units, [ — ] Subordinated Units and the Incentive Distribution Rights. Assuming no exercise of the option provided in Section 3, other than the Subordinated Units and the Incentive Distribution Rights, the Firm Units will be the only limited partner interests of the Partnership issued and outstanding on the Closing Date. Except for any Common Units sold by the Selling Unitholder pursuant to the option provided in Section 3, the Firm Units will be the only limited partner interests in the Partnership issued and outstanding on any settlement date and will be free and clear of all Liens.

(t) Offered Units. The Offered Units and all other outstanding Common Units and Subordinated Units of the Partnership have been duly authorized; the Offered Units will have been, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 30, 41, 51 and 60 of the Marshall Islands LP Act), will conform in all material respects to the information in the General Disclosure Package and to the description of such Offered Units contained in the Final Prospectus; the unitholders of the Partnership have no preemptive rights with respect to the Common Units; and none of the outstanding Common Units of the Partnership have been issued in violation of any preemptive or similar rights of any security holder.

(u) No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between any of the Dynagas Parties and any person that would give rise to a valid claim against any Partnership Party or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(v) Registration Rights. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between any of the Dynagas Parties and any person granting such person the right to require any of the Partnership Parties to file a registration statement under the Act with respect to any securities of such Partnership Entity owned or to be owned by such person or to require such Partnership Entity to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Partnership under the Act (collectively, the “registration rights”), and any person to whom the Partnership has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5(l) hereof.

(w) Listing. The Offered Units have been approved for listing on the NASDAQ Global Select Stock Market (the “NASDAQ”), subject to notice of issuance.

(x) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Partnership for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Units by the Partnership, except such as have been obtained, or made and such as may be required under state or foreign securities laws, the NASDAQ or the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) in connection with the offering, issuance and sale of the Offered Units by the Partnership.

(y) Title to Properties. Except as disclosed in the General Disclosure Package and the Final Prospectus, the Partnership Entities have good and marketable title to all real properties and all other properties and assets owned by them in each case free from Liens; except as disclosed in the General Disclosure Package and the Final Prospectus, the Partnership Entities hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.

(z) Vessel Registration. Each Vessel is duly registered under the laws of the jurisdiction set forth on Exhibit A in the name of and directly and wholly owned by the applicable entity identified on Exhibit A, free and clear of all Liens, except as disclosed in the General Disclosure Package and the Final Prospectus.

(aa) Absence of Defaults and Conflicts Resulting from Transaction. Except as disclosed in the General Disclosure Package and the Final Prospectus, the execution, delivery and performance of this Agreement, and the issuance and sale of the Offered Units will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Dynagas Parties or any of their subsidiaries pursuant to (i) the charter, by-laws, certificate of formation, limited partnership agreement or limited liability company agreement, as applicable, of the Dynagas Parties or any of their subsidiaries (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Dynagas Parties or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Dynagas Parties or any of their subsidiaries is a party or by which the Dynagas Parties or any of their subsidiaries is bound or to which any of the properties of the Dynagas Parties or any of their subsidiaries is subject (except, with respect to clause (iii), as would not have, individually or in the aggregate, a Material Adverse Effect); a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Dynagas Parties or any of their subsidiaries.

(bb) Absence of Existing Defaults and Conflicts. Except as disclosed in the General Disclosure Package and the Final Prospectus, none of the Dynagas Parties nor any of their subsidiaries is in violation (i) of its respective charter, by-laws, certificate of formation, limited partnership agreement or limited liability company agreement, (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of (ii) and (iii) for such defaults or violations that would not, individually or in the aggregate, result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership and its subsidiaries taken as a whole (“Material Adverse Effect”) or would materially impair the ability of the Dynagas Entities to consummate the transactions provided for in this Agreement, the Operative Agreements or the Covered Agreements.

(cc) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by each of the Dynagas Parties.

(dd) Authorization, Execution, Delivery and Enforceability of Operative Agreements. At each applicable Closing Date:

(i)	the Omnibus Agreement will have been duly authorized, executed and delivered by the Dynagas Entities party thereto and will be a valid and legally binding agreement of such Dynagas Entities, enforceable against such Dynagas Entities in accordance with its terms;

(ii)	each of the Contribution Documents has been duly authorized , executed and delivered by the Dynagas Entities party thereto, and each such agreement is a valid and legally binding agreement of each such Dynagas Entity, enforceable against such parties in accordance with its terms;

(iii)	the General Partner Agreement will have been duly authorized, executed and delivered by Dynagas Holding and will be a valid and legally binding agreement of the Dynagas Holding, enforceable against Dynagas Holding in accordance with its terms;

(iv)	the Partnership Agreement will have been duly authorized, executed and delivered by the General Partner and Dynagas Holding and will be a valid and legally binding agreement of the General Partner and Dynagas Holding, enforceable against the General Partner and Dynagas Holding in accordance with its terms;

(v)	the limited liability company agreement of Dynagas Operating will have been duly authorized, executed and delivered by the General Partner and will be a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms;

(vi)	the limited partnership agreement of OPCO will have been duly authorized, executed and delivered by Dynagas Operating and the Partnership and will be a valid and legally binding agreement of Dynagas Operating and the Partnership, enforceable against Dynagas Operating and the Partnership in accordance with its terms;

(vii)	the bylaws of Dynagas Equity will have been duly authorized, executed and delivered by the board of directors of Dynagas Equity and will be valid and legally binding agreement of Dynagas Equity, enforceable in accordance with its terms; and

(viii)	the operating agreements of each of the Operating Subsidiaries will have been duly authorized, executed and delivered by the members thereof and will be valid and legally binding agreements of the members thereof, enforceable against the members thereof and will be valid and legally binding agreements of the members thereof, enforceable against the members thereof in accordance with their respective terms.

provided, that, with respect to each such agreement, the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

The agreements described in clauses (iii) through (viii) of this Section 2(dd) are herein collectively referred to as the “Organizational Documents.” The Organizational Documents, together with the agreements described in clauses (i) and (ii) of this Section 2(dd) are herein collectively referred to as the “Operative Agreements.”

(ee) Authorization, Execution, Delivery and Enforceability of Certain Other Agreements. Each Agreement or other instrument listed on Exhibit B hereto (each as amended, collectively, the “Covered Agreements”) has been duly authorized, executed and delivered by each of the Dynagas Entities party thereto, and, assuming the due authorization, execution and delivery by the other parties thereto, each is a valid and legally binding agreement of such Dynagas Entity, enforceable against such Dynagas Entity in accordance with its terms; provided, however, that with respect to each Covered Agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further that the indemnity, contribution and exoneration provisions contained in any of such Covered Agreements may be limited by applicable laws and public policy.

(ff) Sufficiency of the Contribution Documents. The Contribution Documents were or will be legally sufficient to transfer or convey to, or vest in, the Partnership Entities satisfactory title to, or valid rights to use or manage, all properties not already held by them that are, individually or in the aggregate, required to enable the Partnership Entities to conduct their operations (including the Contributed Business) in all material respects as contemplated by the Registration Statement, the General Disclosure Package and the Final Prospectus, subject to the conditions, reservations, encumbrances and limitations described therein or contained in the Operative Agreements. The Partnership Entities, upon execution and delivery of the Contribution Documents, will succeed in all material respects to the business, assets, properties, liabilities and operations of the Contributed Business.

(gg) Possession of Licenses and Permits. Except as described in or contemplated by the General Disclosure Package and the Final Prospectus, and except for those that are the responsibility of the counterparties to obtain pursuant to the terms of the agreements set forth in Exhibit B relating to the Vessels as such agreements are currently in effect (the “Covered Agreements”), the Dynagas Entities possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the Contributed Business, except where the failure so to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; except as described in the General Disclosure Package and the Final Prospectus, the Dynagas Entities are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the Dynagas Entities have not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses that, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect. To the knowledge of the Dynagas Parties, the charter parties to the Covered Agreements possess, or reasonably expect to possess in the ordinary course of business as necessary, the Governmental Licenses that are the responsibility of the charter parties to obtain pursuant to the terms of the Covered Agreements.

(hh) Absence of Labor Dispute. No labor dispute with the employees of the Dynagas Parties or any of their subsidiaries exists or, to the knowledge of the Dynagas Parties, is imminent that could have a Material Adverse Effect.

(ii) Possession of Intellectual Property. The Dynagas Parties and their subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Dynagas Parties or any of their subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(jj) Foreign Corrupt Practices; Anti-Money Laundering. Each of the Dynagas Entities represents on its behalf and on behalf of their subsidiaries, affiliates and any of their respective officers and directors, and, to their knowledge, any of their respective supervisors, managers, employees or agents, represents that it has not violated, its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with each of the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Dynagas Entities with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Dynagas Entities, threatened or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.

(kk) OFAC. Neither the Dynagas Entities nor, if applicable, their affiliates, any of their subsidiaries, officers or directors or to their knowledge, their respective employees, does substantial business with the government of or any person or entity in or is organized under the laws of, or directly or indirectly owned or controlled by the government of or a person in or organized under the laws of Cuba, Iran, Myanmar (Burma), North Korea, Sudan or Syria; neither the Partnership Parties nor, if applicable, their affiliates, any of their subsidiaries, officers or directors or, to their knowledge, any of their respective employees or agents, is or is, directly or indirectly, controlled by a person subject to any of the economic sanctions administered by the Swiss State Secretariat for Economic Affairs, the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations, the European Union, HM Treasury and the Foreign and Commonwealth Office of the United Kingdom, the Monetary Authority of Singapore and/or the Hong Kong Monetary Authority (collectively, “Sanctions”) (all such persons and entities under the preceding clauses

(other than the Partnership Parties, their affiliates and any of their subsidiaries, directors, officers, employees or agents) collectively referred to as “Restricted Parties”). The Dynagas Entities will not use any proceeds they receive from the sale of the Offered Units (i) to fund any operations or finance any investments in, or make any payments to or in favor of Restricted Parties or (ii) in any other manner that will result in a violation of Sanctions by any of the Dynagas Entities, their affiliates or any of their subsidiaries, directors, officers or employees. For the past five (5) years, the Dynagas Entities have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any of their affiliates or any of their subsidiaries, directors, officers or employees, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(ll) Environmental Laws. Each Dynagas Entity (i) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to pollution or the protection of the environment or imposing liability or standards of conduct concerning the use, handling, storage or management of any Hazardous Materials (as defined herein) (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted (“Environmental Permits”) except for any such Environmental Permits that are the responsibility of the charter parties under the Covered Agreements and that the Dynagas Parties reasonably expect such charter parties to obtain, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with any known or threatened release into the environment of any Hazardous Material, except in the case of each of clauses (i), (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (A) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (B) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (C) any petroleum or petroleum product, (D) any polychlorinated biphenyl and (E) any hazardous, toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law. In the ordinary course of business, the Dynagas Entities periodically review the effect of Environmental Laws on their business, operations and properties, in the course of which they identify and evaluate costs and liabilities that they believe are reasonably likely to be incurred pursuant to such Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Dynagas Entities have reasonably concluded that such associated costs and liabilities relating to the Vessels would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Dynagas Parties, the parties to the Covered Agreements possess, or reasonably expect to possess in the ordinary course as necessary, the Environmental Permits that are the responsibility of the charter parties to obtain pursuant to the terms of the Covered Agreements.

(mm) Tax Returns. The Partnership Entities and their subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed by them or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, Partnership Entities and their subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(nn) Insurance. The Partnership Entities are insured by insurers (which term shall include P&I clubs) against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged, and the Partnership Entities and their subsidiaries are in compliance with the terms of such policies and instruments in all material respects. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no claims by the Partnership Entities or any of their subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause which would, individually or in the aggregate, have a Material Adverse Effect.

(oo) Accurate Disclosure. The statements in the General Disclosure Package and the Final Prospectus under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of the Common Units,” “Business,” “Management,” “Certain Relationships and Related Party Transactions,” “Conflicts of Interest and Fiduciary Duties” and “The Partnership Agreement,” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(pp) Absence of Manipulation. The Dynagas Parties and their affiliates have not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Dynagas Parties to facilitate the sale or resale of the Offered Units. For the avoidance of doubt, the foregoing sentence shall not include any activities by the Underwriters as to which the Dynagas Parties make no representation.

(qq) Statistical and Market-Related Data. Any third-party statistical and market-related data included in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Dynagas Parties believe to be reliable and accurate.

(rr) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Partnership, its subsidiaries and the General Partner’s Board of Directors (the “Board”) are in compliance with applicable Sarbanes-Oxley and Exchange Rules. To the extent required under the Securities Laws, the Partnership maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. General Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the extent required under the Securities Laws, the Internal Controls are, or upon consummation of the offering of the Offered Units will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Partnership has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days the Partnership does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in any required Internal Controls or fraud involving management or other employees who have a significant role in any required Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.

(ss) Absence of Accounting Issues. A member of the Audit Committee has confirmed to the Chief Executive Officer or the Chief Financial Officer or General Counsel that, except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Partnership’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Partnership’s disclosure with respect to, any of the Partnership’s material accounting policies; (ii) any matter which could result in a restatement of the Partnership’s financial statements for any annual or interim period during the current or prior two fiscal years; or (iii) any Internal Control Event.

(tt) Litigation. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Dynagas Parties, any of their subsidiaries or any of their respective properties that, if determined adversely to the Dynagas Parties or any of their subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Dynagas Parties to perform their obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Units; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Dynagas Parties’ knowledge, contemplated.

(uu) Inapplicability of ERISA. None of the Dynagas Parties has incurred or is reasonably likely to incur any material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended.

(vv) Financial Statements. The financial statements included in each Registration Statement and the General Disclosure Package present fairly the financial position of the Partnership and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis and the schedules included in each Registration Statement present fairly the information required to be stated therein.

(ww) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package and the Final Prospectus (excluding, however, any amendments or supplements thereto dated after the date hereof), since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Dynagas Parties and their subsidiaries, taken as a whole, that has had a Material Adverse Effect, (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Dynagas Parties on any class of its capital stock or equity interests (other than dividends or distributions made to such entity’s direct or indirect parent), as applicable, and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock or equity interests, as applicable,, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Dynagas Parties and their subsidiaries.

(xx) Investment Company Act. The Partnership is not and, after giving effect to the offering and sale of the Offered Units and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).

(yy) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Partnership that it is considering imposing) any condition (financial or otherwise) on the Partnership’s retaining any rating assigned to the Partnership or any securities of the Partnership or (ii) has indicated to the Partnership that it is considering any of the actions described in Section 7(c)(ii) hereof.

(zz) PFIC Status. The Partnership will not be a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for the taxable year ended December 31, 2013, and, based on the Partnership’s current projected income, assets and activities, the Partnership does not believe that it is likely to become a PFIC for any subsequent taxable year.

(aaa) Tax Status. The Partnership will properly elect to be classified as an association taxable as a corporation for United States federal income tax purposes after the date hereof and prior to closing. Except as otherwise provided in this paragraph, each of the Partnership Entities has properly elected to be classified as disregarded as an entity separate from its owner for United States federal income tax purposes.

(bbb) Stamp Taxes. No stamp or other issuance or transfer taxes are payable by or on behalf of the Underwriters in connection with (A) the delivery of the Firm Units in the manner contemplated herein or (B) the sale and delivery by the Underwriters of the Offered Units as contemplated herein.

(ccc) Section 883 Exemption. Based upon the assumptions and subject to the limitations set forth in the Registration Statement, the Disclosure Package and the Prospectus (or any documents incorporated by reference therein), the Partnership expects that it will qualify for the exemption from United States federal income tax with respect to its U.S. source international transportation income under Section 883 of the Code for the taxable year ending December 31, 2013 and for future tax years, provided that less than 50 percent of its Common Units are owned by “5-percent shareholders” (other than Dynagas Holding or its affiliates) as defined in Treasury Regulation Section 1.883-2(d)(3) for more than half the number of days during each such year.

(ddd) Immunity. Under the laws of their jurisdiction of formation or incorporation none of the Dynagas Parties, their direct or indirect subsidiaries or any of their respective properties has immunity from the jurisdiction of any court or from set-off or any legal proceeding (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(eee) Jurisdiction and Service of Process. The submission by the Dynagas Parties in this Agreement to the non-exclusive jurisdiction of the federal or state courts of the United States of America located in the City and County of New York, Borough of Manhattan, constitutes a valid and legally binding obligation of the Partnership and service of process made in the manner set forth in this Agreement will be effective to confer valid personal jurisdiction over the Partnership for purposes of proceedings in such courts under the laws of their respective jurisdiction of formation or incorporation.

(fff) Enforceability of Foreign Judgments. Pursuant to the terms of this Agreement, the Dynagas Parties have agreed to submit to the jurisdiction of any state or federal court in the state of New York in which the relevant suit or proceeding may be instituted. Any final judgment for a fixed or readily calculable sum of money rendered in any state or federal court in the state of New York having jurisdiction in respect of any suit, action or proceeding against the Dynagas Parties based upon this Agreement or the transactions contemplated thereby would be declared enforceable against the Dynagas Parties by the courts their respective jurisdiction of formation or incorporation of without reexamination of the merits of the cause of action in respect of which the original judgment was given or retrial of the matters adjudicated upon or payment of any stamp, registration or similar tax or duty; provided however, that the Republic of the Marshall Islands courts are not bound by a foreign judgment and have the right to review a case on the merits if a motion is made to the court to the effect that there is no merit to the case or the foreign court lacked jurisdiction.

(ii) The Selling Unitholder represents and warrants to, and agrees with, the several Underwriters that:

(a) Title to Securities. The Selling Unitholder has and on each Closing Date hereinafter mentioned will have valid and unencumbered title to the Offered Units to be delivered by the Selling Unitholder on such Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Offered Units to be delivered by the Selling Unitholder on such Closing Date hereunder; and upon the delivery of and payment for the Offered Units on each Closing Date hereunder the several Underwriters will acquire valid and unencumbered title to the Offered Units to be delivered by the Selling Unitholder on such Closing Date.

(b) Absence of Further Requirements. No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Selling Unitholder for the consummation of the transactions contemplated by this Agreement in connection with the offering and sale of the Offered Units sold by the Selling Unitholder, except such as have been obtained and made under the Act and such as may be required under state securities laws.

(c) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Selling Unitholder pursuant to, any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Selling Unitholder or any of its properties or any agreement or instrument to which the Selling Unitholder is a party or by which the Selling Unitholder is bound or to which any of the properties of the Selling Unitholder is subject, or the charter or by-laws of any Selling Unitholder that is a corporation or the constituent documents of any Selling Unitholder that is not a natural person or a corporation.

(d) Compliance with Securities Act Requirements. (i) (A) At their respective Effective Times, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all respects to the requirements of the Act and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Partnership by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.

(e) No Undisclosed Material Information. The sale of the Offered Units by the Selling Unitholder pursuant to this Agreement is not prompted by any material information concerning the Dynagas Parties or any of their subsidiaries that is not set forth the General Disclosure Package.

(f) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Selling Unitholder.

(g) No Finder’s Fee. Except as disclosed in the General Disclosure Package and the Final Prospectus, there are no contracts, agreements or understandings between the Selling Unitholder and any person that would give rise to a valid claim against the Selling Unitholder or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(h) Absence of Manipulation. The Selling Unitholder has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Offered Units.

3. Purchase, Sale and Delivery of Offered Units. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Partnership Parties and the Selling Unitholder agree, severally and not jointly, to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Partnership Parties and the Selling Unitholder, at a purchase price of $[ — ] per unit, the number of Firm Units set forth below the caption “Partnership” or “Selling Unitholder,” as the case may be, and opposite the name of such Underwriter in Schedule A hereto.

The Partnership Parties and the Selling Unitholder will deliver the Firm Units to or as instructed by Credit Suisse through the facilities of the Depository Trust Company (“DTC”) for the accounts of the several Underwriters in a form reasonably acceptable to Credit Suisse, against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account designated by the Partnership, at the at the office of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 (the “Closing Location”), at [ — ] A.M., New York time, on [ — ], 2013, or at such other time not later than seven full business days thereafter as Credit Suisse and the Dynagas Parties determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Units sold pursuant to the offering. A meeting will be held at the Closing Location, at [ — ] [A.M.][P.M.] New York City time, on the business day next preceding such First Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to this Agreement will be available for review by the parties hereto.

In addition, upon written notice from Credit Suisse given to the Partnership and the Selling Unitholder from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Units at the purchase price of $[ — ] per unit. The Selling Unitholder agrees to sell to the Underwriters the number of Optional Units specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Units. Such Optional Units shall be purchased for the account of each Underwriter in the same proportion as the number of Firm Units set forth opposite such Underwriter’s name in Schedule A hereto bears to the total number of Firm Units (subject to adjustment by Credit Suisse to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Units. No Optional Units shall be sold or delivered unless the Firm Units previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Units or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by Credit Suisse to the Partnership and the Selling Unitholder.

Each time for the delivery of and payment for the Optional Units, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by Credit Suisse but shall be not later than five full business days after written notice of election to purchase Optional Units is given. The Partnership and the Selling Unitholder will deliver the Optional Units being purchased on each Optional Closing Date to or as instructed by Credit Suisse for the accounts of the several Underwriters, in a form reasonably acceptable to Credit Suisse against payment of the purchase price therefore in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Selling Unitholder, at the Closing Location. A meeting will be held at the Closing Location at 3:00 p.m., New York City time, on the business day next preceding such Optional Closing Date, at which meeting the final drafts of the documents to be delivered pursuant to this Agreement will be available for review by the parties hereto.

4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Units for sale to the public as set forth in the Final Prospectus.

5. Certain Agreements of the Dynagas Parties and the Selling Unitholder. The Dynagas Parties agree with the several Underwriters and the Selling Unitholder that:

(a) Additional Filings. Unless filed pursuant to Rule 462(c) as part of the Additional Registration Statement in accordance with the next sentence, the Partnership will file the Final Prospectus, in a form approved by Credit Suisse, with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by Credit Suisse, subparagraph (4)) of Rule 424(b) not later than the earlier of (A) the second business day following the execution and delivery of this Agreement or (B) the fifteenth business day after the Effective Time of the Initial Registration Statement. The Partnership will advise Credit Suisse promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to Credit Suisse of such timely filing. If an Additional Registration Statement is necessary to register a portion of the Offered Units under the Act but the Effective Time thereof has not occurred as of the execution and delivery of this

Agreement, the Partnership will file the additional registration statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to 10:00 P.M., New York time, on the date of this Agreement or, if earlier, on or prior to the time the Final Prospectus is finalized and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by Credit Suisse.

(b) Filing of Amendments: Response to Commission Requests. The Partnership will promptly advise Credit Suisse of any proposal to amend or supplement at any time the Initial Registration Statement, any Additional Registration Statement or any Statutory Prospectus and will not affect such amendment or supplementation without Credit Suisse’s consent which shall not be reasonably withheld; and the Partnership will also advise Credit Suisse promptly of (i) the effectiveness of any Additional Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement), (ii) any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (iii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iv) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (v) the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Offered Units in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Partnership will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.

(c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Units is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Partnership will promptly notify Credit Suisse of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of Credit Suisse, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither Credit Suisse’s consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(d) Rule 158. As soon as practicable, but not later than the Availability Date (as defined below), the Partnership will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the Effective Date of the Initial Registration Statement (or, if later, the Effective Time of the Additional Registration Statement) which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the 45th day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time, except that, if such fourth fiscal quarter is the last quarter of the Partnership’s fiscal year, “Availability Date” means the 120th day after the end of such fourth fiscal quarter.

(e) Furnishing of Prospectuses. The Partnership will furnish to the Representatives copies of each Registration Statement (three of which will be signed and will include all exhibits), each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Units is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as Credit Suisse requests. The Final Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the execution and delivery of this Agreement. All other such documents shall be so furnished as soon as available. The Partnership and the Selling Unitholder will pay the expenses of printing and distributing to the Underwriters all such documents.

(f) Blue Sky Qualifications. The Partnership will arrange for the qualification of the Offered Units for sale under the laws of such jurisdictions as Credit Suisse reasonably designates and will continue such qualifications in effect so long as required for the distribution, provided that the Company shall not be required to qualify in any such jurisdiction as a foreign corporation, if such requirement arises solely from a request made by Credit Suisse under this Section 5(f).

(g) Reporting Requirements. During the period of three years hereafter, the Partnership will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to unitholders for such year; and the Partnership will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Partnership filed with the Commission under the Exchange Act or mailed to unitholders, and (ii) from time to time, such other information concerning the Partnership as Credit Suisse may reasonably request. However, so long as the Partnership is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system, it is not required to furnish such reports or statements to the Underwriters.

(h) Emerging Growth Company Status. The Partnership will promptly notify the Representatives if the Partnership ceases to be an Emerging Growth Company at any time prior to the later of (i) completion of the distribution of the Offered Units within the meaning of the Act and (ii) completion of the Lock-Up Period referred to in Section 5(m) hereof.

(i) Written Testing-the-Waters Communication. If at any time following the distribution of any Written Testing-the-Waters Communication, any event occurs as a result of which such Written Testing-the-Waters Communication would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Partnership will (i) promptly notify the Representatives so that use of the Written Testing-the-Waters Communication may cease until it is amended or supplemented; (ii) amend or supplement the Written Testing-the-Waters Communication to correct such statement or omission; and (iii) supply any amendment or supplement to the Representatives in such quantities as may be reasonably requested.

(j) Payment of Expenses. The Partnership and the Selling Unitholder agree with the several Underwriters that the Partnership and the Selling Unitholder will pay all expenses incident to the performance of the obligations of the Partnership and the Selling Unitholder, as the case may be, under this Agreement, including but not limited to any filing fees and other expenses (including fees and disbursements of counsel to the Underwriters) incurred solely in connection with qualification of the Offered Units for sale under the laws of such jurisdictions as Credit Suisse reasonably designates and the preparation and printing of memoranda relating thereto, costs and expenses related solely to the review by the FINRA of the Offered Units (including filing fees and the fees and expenses of counsel (which shall not exceed $40,000) for the Underwriters relating to such review), costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Units including, without limitation, any travel expenses of the Partnership’s officers and employees (such travel expenses shall not include the cost of chartering any airplanes except as set forth in the last sentence of this paragraph) and any other expenses of the Partnership including fees and expenses incident to listing the Offered Units on the NASDAQ and other national and foreign exchanges, fees and expenses in connection with the registration of the Offered Units under the Exchange Act, any transfer taxes on the sale by the Selling Unitholder of the Offered Units to the Underwriters and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors. The Partnership and the Selling Shareholder will not pay for any of the expenses of the Underwriters except as set forth in this paragraph and Section 10 hereof; provided, however, that the Partnership and Selling Unitholder will pay 50% of the expenses associated with any airplane chartered in connection with the road show (and the Underwriters will pay the remaining 50%); provided that the Partnership and the Selling Shareholder shall not be required to pay for any expenses associated with any airplane chartered unless the Partnership has agreed to chartering such airplane in writing before such airplane is chartered; and provided further that the Partnership and the Selling Shareholder shall pay 100% of the expenses of such airplane if the purchase of the Offered Units by the Underwriters is not consummated for any reason other than (a) any event specified in clause (iii), (vi), (vii) or (viii) of Section 7(c) of this Agreement, or (b) because of the termination of this Agreement pursuant to Section 9 hereof.

(k) Use of Proceeds. The Partnership will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package and the Final Prospectus, the Partnership does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(l) Absence of Manipulation. The Partnership and the Selling Unitholder will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Partnership to facilitate the sale or resale of the Offered Units. For the avoidance of doubt, the foregoing sentence shall not include any activities by the Underwriters as to which the Dynagas Parties make no representation.

(m) Taxes. The Partnership and the Selling Unitholder will indemnify and hold harmless the Underwriters against any documentary, stamp or similar issue tax, including any interest and penalties, on the creation, issue and sale of the Offered Units and on the execution and delivery of this Agreement. All payments to be made by the Partnership and the Selling Unitholder hereunder shall be made without withholding or deduction for or on account of any present or future taxes, duties or governmental charges under the laws of the United States or the Marshall Islands whatsoever unless the Partnership or the Selling Unitholder are compelled by law to deduct or withhold such taxes, duties or charges. In that event, the Partnership and the Selling Unitholder shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made, provided, however, that no such indemnification shall be required if such withholding or deduction is required due to the failure of the Underwriters to provide required tax forms or other information necessary to avoid the imposition of such taxes.

(n) Restriction on Sale of Common Units by the Partnership Parties. For the period specified below (the “Lock-Up Period”), the Partnership Parties will not, directly or indirectly, take any of the following actions with respect to its Common Units or any securities convertible into or exchangeable or exercisable for any of its Common Units (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse. The initial Lock-Up Period will commence on the date hereof and continue for 180 days after the date hereof or such earlier date that Credit Suisse consents to in writing.

(o) Agreement to announce lock-up waiver. If Credit Suisse, in its sole discretion, agrees to release or waive the restrictions set forth in a lock-up letter described in Section 7(l) hereof for an officer or director of the Partnership and provides the Partnership with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, the Partnership agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit D hereto through a major news service at least two business days before the effective date of the release or waiver.

(p) Restriction on Sale of Securities by Selling Unitholder. For the period specified below (the “Lock-Up Period”), the Selling Unitholder will not, directly or indirectly, take any of the following actions with respect to Lock-Up Securities: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of the Representatives. The initial Lock-Up Period will commence on the date hereof and continue for 180 days after the date hereof or such earlier date that the Representatives consent to in writing.

6. Free Writing Prospectuses. The Partnership Parties and the Selling Unitholder represent and agree that, unless they obtain the prior consent of Credit Suisse, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Partnership and Credit Suisse, it has not made and will not make any offer relating to the Offered Units that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Partnership and Credit Suisse is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Partnership represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping. The Partnership represents that is has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Dynagas Parties and the Selling Unitholder herein (as though made on such Closing Date), to the accuracy of the statements of Partnership officers made pursuant to the provisions hereof, to the performance by the Dynagas Parties and the Selling Unitholder of their obligations hereunder and to the following additional conditions precedent:

(a) Accountants’ Comfort Letter. The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, as applicable, of Ernst & Young (Hellas) Certified Auditors-Accountants S.A., in form and substance satisfactory to the Representatives, (i) confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and (ii) stating that their conclusions and findings with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings in the United States.

(b) Effectiveness of Registration Statement. If the Effective Time of the Additional Registration Statement (if any) is not prior to the execution and delivery of this Agreement, such Effective Time shall have occurred not later than 10:00 P.M., New York time, on the date of this Agreement or, if earlier, the time the Final Prospectus is finalized and distributed to any Underwriter, or shall have occurred at such later time as shall have been consented to by Credit Suisse. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Selling Unitholder, the Partnership or the Representatives, shall be contemplated by the Commission.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership Entities taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Units; (ii) any downgrading in the rating of any debt securities of the Dynagas Parties by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Dynagas Parties (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating); (iii) any change in U.S., The Republic of The Marshall Islands, or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Units, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, NASDAQ, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Dynagas Parties on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York, authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States, or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, or The Republic of The Marshall Islands, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Units or to enforce contracts for the sale of the Offered Units.

(d) Opinion of U.S. Counsel for the Partnership. The Representatives shall have received an opinion, dated such Closing Date, of Seward & Kissel LLP, U.S. counsel for the Dynagas Parties, in form and substance satisfactory to the Representatives.

(e) Opinion of Marshall Islands Counsel for the Partnership. The Representatives shall have received an opinion, dated such Closing Date, of Seward & Kissel LLP, special Republic of The Marshall Islands counsel for the Dynagas Parties, in form and substance satisfactory to the Representatives.

(f) Opinion of The Republic of Liberia Counsel for the Partnership. The Representatives shall have received an opinion, dated such Closing Date, of Seward & Kissel LLP, special The Republic of Liberia counsel for the Dynagas Parties, in form and substance satisfactory to the Representatives.

(g) Opinion of The Island of Nevis Counsel for the Partnership. The Representatives shall have received an opinion, dated such Closing Date, of [ — ], special The Island of Nevis counsel for the Dynagas Parties, in form and substance satisfactory to the Representatives.

(h) Opinion of English Counsel for the Partnership. The Representatives shall have received an opinion, dated such Closing Date, of [ — ], special English counsel for the Dynagas Parties, in form and substance satisfactory to the Representatives.

(i) Opinion of Counsel for the Selling Unitholder. The Representatives shall have received an opinion, dated such Closing Date, of [ — ], counsel for the Selling Unitholder, in form and substance satisfactory to the Representatives.

(j) Opinion of Counsel for Underwriters. The Representatives shall have received from Latham & Watkins LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Partnership shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters

(k) Officer’s Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Partnership and a principal financial or accounting officer of the Partnership in which such officers shall state that: the representations and warranties of the Dynagas Parties in this Agreement are true and correct; the Dynagas Parties have complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was timely filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) of Regulation S-T of the Commission; and, subsequent to the dates of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Partnership and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(l) Lock-Up Agreements. On or prior to the date hereof, the Representatives shall have received lockup letters substantially in the form of Exhibit C hereto from each of the executive officers and directors of the General Partner and the unitholders of the Partnership set forth on Schedule C.

(m) CFO Certificate. The Representatives shall have received a written certificate executed by the Chief Financial Officer of the Partnership, dated as of the Closing Date, substantially in the form of Schedule D hereto.

(n) NASDAQ Listing. The Offered Units shall have been listed and admitted and authorized for trading on NASDAQ, and reasonably satisfactory evidence of such actions shall have been provided to the Representatives.

(o) The Transactions. The Dynagas Parties shall have furnished to the Representatives evidence reasonably satisfactory to the Representatives that each of the Transactions, including the transactions necessary by Dynagas Holding to consummate the Offering, shall have occurred or will occur as of the Closing Date, in each case as described in the Registration Statement, the General Disclosure Package and the Final Prospectus without material modification, change or waiver, except for such material modifications, changes or waivers as have been specifically identified to the Representatives and which, in the judgment of the Representatives, do not make it impracticable or inadvisable to proceed with the offering and delivery of the Offered Units on the Closing Date on the terms and in the manner contemplated in the Registration Statement, the General Disclosure Package and the Final Prospectus.

(p) Additional Information. Prior to the Closing Date and any settlement date, as applicable, the Dynagas Parties shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

(q) Backup Withholding Tax. To avoid a 28% backup withholding tax the Selling Unitholder will deliver to Credit Suisse a properly completed and executed United States Treasury Department Form W-8BEN, W-8IMY, W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof).

The Dynagas Parties and the Selling Unitholder will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8. Indemnification and Contribution. (a) Indemnification of Underwriters. The Dynagas Parties will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Partnership will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(b) Indemnification of Underwriters by Selling Unitholder. The Selling Unitholder will indemnify and hold harmless each Indemnified Party, against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to the above as such expenses are incurred; provided, however, that the Selling Unitholder will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Partnership by any Underwriter through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(c) Indemnification of the Dynagas Parties and Selling Unitholders. Each Underwriter will severally and not jointly indemnify and hold harmless the Dynagas Parties, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Partnership within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the Selling Unitholder (each, an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Partnership by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter under the heading “Underwriting”: (i) the list of Underwriters and their respective participation in the sale of Common Units, (ii) the concession and reallowance figures in paragraph four; (iii) paragraph eight and (iv) the paragraphs related to stabilization, short positions and penalty bids.

(d) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section, as the case may be for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Dynagas Parties and the Selling Unitholder on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Dynagas Parties and the Selling Unitholder on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Dynagas Parties and the Selling Unitholder on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Dynagas Parties and the Selling Unitholder bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Dynagas Parties, the Selling Unitholder or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Units underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. The Dynagas Parties, the Selling Unitholder and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e).

9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Units hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Units that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of Offered units that the Underwriters are obligated to purchase on such Closing Date, Credit Suisse may make arrangements satisfactory to the Partnership and the Selling Unitholder for the purchase of such Offered Units by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Units that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of Offered Units with respect to which such default or defaults occur exceeds 10% of the total number of Offered Units that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to Credit Suisse, the Partnership and the Selling Unitholder for the purchase of such Offered Units by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Partnership or the Selling Unitholder, except as provided in Section 10 (provided that if such default occurs with respect to Optional Units after the First Closing Date, this Agreement will not terminate as to the Firm Units or any Optional Units purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Selling Unitholder, of the Dynagas Parties, or their officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Selling Unitholder, the Dynagas Parties or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Units. If the purchase of the Offered Units by the Underwriters is not consummated for any reason other than (a) any event specified in clause (iii), (vi), (vii) or (viii) of Section 7(c) of this Agreement, or (b) because of the termination of this Agreement pursuant to Section 9 hereof, the Dynagas Parties and the Selling Unitholder will, jointly and severally, reimburse the Underwriters for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Units, and the respective obligations of the Dynagas Parties, the Selling Unitholder and the Underwriters pursuant to Section 8 hereof and the obligations of the Dynagas Parties, the Selling Stockholder pursuant to Section 10 shall remain in effect. In addition, if any Offered Units have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD; Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, Attention: Syndicate Department, with a copy to

ECM Legal; Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department, or, if sent to the Partnership, will be mailed, delivered or telegraphed and confirmed to it at Dynagas LNG Partners LP, 97 Poseidonos Avenue & 2 Foivis Street Glyfada, 16674, Greece, Attention: [ — ], or, if sent to the Selling Unitholder, will be mailed, delivered or telegraphed and confirmed to [Dynagas Holding Ltd.], [ — ], Attention: [ — ]; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.

13. Representation. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives jointly or by Credit Suisse will be binding upon all the Underwriters.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15. Absence of Fiduciary Relationship. The Dynagas Parties and the Selling Unitholder acknowledge and agree that:

(a) No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of the Offered Units and that no fiduciary, advisory or agency relationship between the Dynagas Parties or the Selling Unitholder, on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or is advising the Partnership Dynagas Parties or the Selling Unitholder on other matters;

(b) Arms’ Length Negotiations. The price of the Offered Units set forth in this Agreement was established by the Dynagas Parties and the Selling Unitholder following discussions and arms-length negotiations with the Representatives and the Dynagas Parties and the Selling Unitholders are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c) Absence of Obligation to Disclose. The Dynagas Parties and the Selling Unitholders have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Dynagas Parties or the Selling Unitholders and that the Representatives have no obligation to disclose such interests and transactions to the Dynagas Parties or the Selling Unitholders by virtue of any fiduciary, advisory or agency relationship; and

(d) Waiver. The Dynagas Parties and the Selling Unitholder waive, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Dynagas Parties or the Selling Unitholder in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Dynagas Parties, including securityholders, employees or creditors of the Dynagas Parties.

16.	Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Dynagas Parties hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (“Related Proceedings”). The Dynagas Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The Dynagas Parties irrevocably appoint Seward & Kissel LLP, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such agent, and written notice of said service to the Dynagas Parties by the person serving the same to the address provided in Section 10, shall be deemed in every respect effective service of process upon the Dynagas Parties in any such suit or proceeding. The Dynagas Parties further agree to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect for a period of seven years from the date of this Agreement. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

The obligation of the Dynagas Parties or the Selling Unitholder pursuant to this Agreement in respect of any sum due to any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day, following receipt by such Underwriter of any sum adjudged to be so due in such other currency, on which (and only to the extent that) such Underwriter may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United States dollars so purchased are less than the sum originally due to such Underwriter hereunder, the Dynagas Parties and the Selling Unitholder agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter hereunder, such Underwriter agrees to pay to the Dynagas Parties and the Selling Unitholder an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter hereunder.

[Signature pages follow]

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Dynagas Parties one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Unitholder, the Dynagas Parties and the several Underwriters in accordance with its terms.

Very truly yours,

DYNAGAS HOLDING LTD.

By:
Name:
Title:

DYNAGAS LNG PARTNERS LP

By: Dynagas GP LLC, its general partner

By:
Name:
Title:

DYNAGAS GP LLC

By:
Name:
Title:

DYNAGAS OPERATING GP LLC

By:
Name:
Title:

DYNAGAS OPERATING LP

By: Dynagas Operating GP LLC, its general partner

By:
Name:
Title:

DYNAGAS EQUITY HOLDING LTD.

By:
Name:
Title:

DYNAGAS HOLDING LTD., as Selling Unitholder

By:
Name:
Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

Acting on behalf of itself and as the Representative of the several Underwriters.

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:
Name:
Title:

MORGAN STANLEY & CO. LLC

By:
Name:
Title:

SCHEDULE A

	Number of Firm Units to Be Sold By		Total Number of Firm Units to be Purchased
Underwriter	Partnership	Selling Unitholder
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Barclays Capital Inc
Deutsche Bank Securities Inc
ABN AMRO Securities (USA) LLC
Credit Agricole Securities (USA) Inc

Total	[ — ]	[ — ]	[ — ]

SCHEDULE B

1.	General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following:

[ — ]

1. Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1. The initial price to the public of the Offered Securities.

2. [list other information]

SCHEDULE C

Parties to Deliver Lock-Up Agreements:

1.	Tony Lauritzen
2.	Michael Gregos
3.	George Prokopiou
4.	Levon Dedegian
5.	Alexios Rodopoulos
6.	Evangelos Vlahoulis
7.	Dynagas Holding Ltd.